EXHIBIT 5.1

             [LETTERHEAD OF SILVERMAN, CHERNIS, SHIN & BYRNE, P.C.]

                                                     October 23, 2001

Log On America, Inc.
One Cookson Place
6th Floor
Providence, RI 02903

              Re: Registration Statement on Form S-3

Gentlemen:

      We have acted as counsel to Log On America, Inc. (the "Company"), a Delaware corporation, pursuant to Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on October 19, 2001 (the "Registration Statement") covering (a) 1,666,667 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") issuable upon conversion of the Company's Series B Convertible Preferred Stock; (b) 300,000 shares of Common Stock issuable upon exercise of the common stock purchase warrant dated as of August 22, 2001; and (c) an aggregate of 1,036,604 shares of Common Stock issued to Kenneth Cornell, Charles Cleary, Raymond Paolo, Silverman, Chernis, Shin & Byrne, P.C. and Ganfer & Shore, LLP.

      In acting as counsel for the Company and arriving at the opinion as expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

      In connection with our examination we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostated copies.

      Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

      1. The Company has authority to issue the Common Stock in the manner and under the terms set forth in the Registration Statement; and


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Log On America, Inc.
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October 23, 2001


      2. The Common Stock has been duly authorized and when issued, delivered and paid for in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

      We express no opinion with respect to the laws other than those of the State of New York and federal laws of the United States of America, and we assume to responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

      We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement. It is not to be used, circulated, quoter or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

                                          Very truly yours,

                                          SILVERMAN, CHERNIS, SHIN & BYRNE, P.C.